As filed with the Securities and Exchange Commission on October 18, 2017

Registration No. 333-200331

Registration No. 333-205485

Registration No. 333-210497

Registration No. 333-217115

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-200331

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-205485

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-210497

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-217115

UNDER THE SECURITIES ACT OF 1933

NeuroDerm Ltd.

(Exact name of registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (IRS Employer Identification No.)

NeuroDerm Ltd.

Ruhrberg Science Building

3 Pekeris St.

Rehovot 7670212, Israel

+972 (8) 946-2729l

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

NeuroDerm Ltd. 2007 Share Option Plan

NeuroDerm Ltd. 2014 Incentive Compensation Plan

(Full Title of the Plans)

NeuroDerm, Inc.

c/o Corporation Trust Center

1209 Orange Street

Wilmington, County of New Castle, Delaware 19801

(302) 738-6680

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Colin J. Diamond, Esq. Gregory Pryor, Esq. White & Case LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 819-8200 Fax: (212) 354-8113	David S. Glatt, Adv. Ronen Bezalel, Adv. Jonathan M. Nathan, Adv. Meitar Liquornik Geva Leshem Tal 16 Abba Hillel Silver Rd. Ramat Gan 5250608, Israel Tel: +972-3-610-3100 Fax: +972-3-610-3111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)	Emerging growth company ☒

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of NeuroDerm Ltd., a company organized under the laws of the State of Israel (the “Registrant”), that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-200331), filed with the Commission on November 18, 2014, which registered the offering of an aggregate of 2,148,240 ordinary shares, par value NIS 0.01, of the Registrant (“Shares”);

•	Registration Statement on Form S-8 (No. 333-205485), filed with the Commission on July 2, 2015, which registered the offering of an aggregate of 575,000 Shares;

•	Registration Statement on Form S-8 (No. 333-210497), filed with the Commission on March 31, 2016, which registered the offering of an aggregate of 197,135 Shares; and

•	Registration Statement on Form S-8 (No. 333-217115), filed with the Commission on April 3, 2017, which registered the offering of an aggregate of 526,702 Shares.

The Registrant entered into an Agreement and Plan of Merger, dated as of July 24, 2017, by and among the Registrant, Mitsubishi Tanabe Pharma Corporation, a Japanese corporation (“MTPC”), and MT Porto Ltd., an Israeli company and a wholly-owned subsidiary of MTPC (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and becoming a wholly-owned subsidiary of MTPC. The Merger became effective on October 18, 2017.

In connection with the Merger, the offerings of the Shares pursuant to the Registration Statements have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the Shares that had been registered but remained unsold at the termination of the offering, remove from registration any and all Shares of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rehovot, Israel, on October 18, 2017.

NeuroDerm Ltd.

By:	/s/ Oded S. Lieberman
Name: Oded S. Lieberman
Title: Chief Executive Officer and Director

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.